Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2005 (June 8, 2005 as to the effects of the restatement discussed in Note 21), relating to the consolidated financial statements and financial statements schedules of Vornado Realty Trust (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 21 and the Company’s application of the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”), and of our report on internal control over financial reporting dated February 24, 2005 (June 8, 2005 as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (as revised) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of Vornado Realty Trust for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey

July 28, 2005